                                                                    EXHIBIT 99.1

news release                                           [TENNECO AUTOMOTIVE LOGO]

Contacts:

Jane Ostrander                            Leslie Hunziker
Media Relations                           Investor Relations
847-482-5607                              847-482-5042
jane.ostrander@tenneco-automotive.com     leslie.hunziker@tenneco-automotive.com


             TENNECO AUTOMOTIVE REPORTS RECORD REVENUE AND EARNINGS

     o  HIGHEST EVER QUARTERLY REVENUE OF $1.114 BILLION
     o  RECORD QUARTERLY NET INCOME AND EPS OF $30 MILLION, OR 69-CENTS PER
        SHARE
     o  RECORD LOW DEBT NET OF CASH BALANCES AT $1.253 BILLION
     o  EUROPEAN EBIT IMPROVES 27 PERCENT; ADJUSTED EUROPEAN EBIT UP 55 PERCENT

Lake Forest, Illinois, July 20, 2004 - Tenneco Automotive (NYSE: TEN) announced today that the company reported a 25 percent increase in net income and a 19 percent increase in earnings per diluted share with second quarter net income of $30 million, or 69-cents per diluted share, versus net income of $24 million, or 58-cents per diluted share, in the second quarter of 2003. The company reported a 15 percent improvement in EBIT (earnings before interest, taxes, and minority interest) to $76 million over second quarter 2003 EBIT of $67 million. EBITDA (EBIT before depreciation and amortization) in the quarter increased 12 percent to $120 million compared with $108 million a year earlier. (See the table that reconciles EBITDA in attachment 2 to the press release.)

Adjusted for the items described below, second quarter 2004 net income improved 55 percent to $31 million and earnings per share was up 43 percent to 70-cents per diluted share. Second quarter EBIT was up 24 percent to $84 million and EBITDA improved 17 percent to $128 million.

ADJUSTED SECOND QUARTER 2004 AND 2003 RESULTS:

                                                            Q2 2004                                       Q2 2003
                                           -----------------------------------------     ------------------------------------------
                                           EBITDA     EBIT    Net Income   Per Share     EBITDA     EBIT    Net Income    Per Share
                                           ------    -----    ----------   ---------     ------     ----    ----------    ---------
Earnings Measures                           $120      $ 76        $ 30      $0.69         $108      $ 67        $ 24        $0.58
Adjustments:
     - Restructuring and restructuring
       related expenses                        5         5           3       0.07            1         1           1         0.03
     - New Aftermarket customer
       changeover costs                        2         2           1       0.02           --        --          --           --
     - Consulting fees indexed to
       stock price                             1         1           1       0.01           --        --          --           --
     - Debt issuance cost write off           --        --          --         --           --        --           3         0.07
     - Tax adjustments                        --        --          (4)     (0.09)          --        --          (8)       (0.19)
                                            ----      ----        ----      -----         ----      ----        ----        -----
Non-GAAP earnings measures                  $128      $ 84        $ 31      $0.70         $109      $ 68        $ 20        $0.49
                                            ====      ====        ====      =====         ====      ====        ====        =====

Additional information regarding Non-GAAP financial results, including a reconciliation of EBITDA and a reconciliation of other Non-GAAP earnings measures are included in the tables that appear in attachment 2 to this press release.

SECOND QUARTER 2004 ADJUSTMENTS:

     o Restructuring related expenses of $5 million pre-tax, or 7-cents per diluted share;
     o Expenses of $2 million pre-tax, or 2-cents per diluted share, associated with continuing changeover costs for a new aftermarket customer acquired in the first quarter;
     o Expenses of $1 million pre-tax, or 1-cent per diluted share, for consulting fees indexed to the stock price based on a 1999 agreement for implementing EVA(R);
     o  A tax benefit of $4 million, or 9-cents per diluted share.


                                     -more-

SECOND QUARTER 2003 ADJUSTMENTS:

     o Restructuring related expenses of $1 million pre-tax, or 3-cents per diluted share;
     o Expenses of $5 million pre-tax, or 7-cents per diluted share, related to the write-off of debt issuance costs;
     o  Tax benefits of $8 million, or 19-cents per diluted share.

"Our strategies for top-line growth, cash generation and aggressive cost management continue to prove effective as we posted another solid quarter with strong revenues and improved operational performance," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "We are well-positioned with the flexibility to adapt quickly to changing market conditions. Going forward, we will continue to benefit from our strong geographical balance, highly variable cost structure and more efficient manufacturing operations."

The company reported its highest ever quarterly revenue of $1.114 billion compared with $998 million in second quarter 2003, driven by higher volumes on top-selling vehicle platforms worldwide and strengthening aftermarket sales in North America and South America. Favorable currency exchange rates benefited revenue by $27 million.

Tenneco Automotive was awarded approximately $495 million in new business, over the life of the contracts, in the second quarter for OE platforms expected to begin production in 2006-2007 and approximately $5 million annualized in new aftermarket business. The new business includes one of the company's largest ever contracts to supply the full diesel exhaust system on a major pick-up truck platform in North America.

The company's cost management activities and operational efficiency programs continued to generate savings in the second quarter. SGA&E (selling, general, administrative and engineering) expense decreased to 10.7 percent of sales, versus 11.0 percent one year ago, on track toward an annual goal of less than
11.5 percent of sales. Six Sigma initiatives generated $7 million in savings and the company realized $3 million in savings from Project Genesis restructuring activities. The company's gross margin in the quarter was 21.5 percent, versus
21.9 percent one year ago. Excluding restructuring related expenses, gross margin was flat year-over-year. Gross margin in the quarter was also impacted by a shifting business mix as the company's global OE growth outpaced higher margin aftermarket growth.

A record low net debt of $1.253 billion was driven by improved cash flow performance in the quarter. Cash balances were $166 million at quarter-end and total debt was $1.419 billion.

Tenneco Automotive outperformed the requirements of its bank debt covenants in the quarter. At June 30, the leverage ratio was 3.78, below the maximum limit of 5.00; the fixed charge coverage ratio was 2.04, exceeding the minimum required ratio of 1.10; and the interest coverage ratio was 3.15, exceeding the minimum coverage ratio of 2.00.

NORTH AMERICA

     o North American original equipment revenue was $379 million, up 4 percent compared with $365 million in second quarter 2003. The company outperformed the market's flat production rate due to its strong position on better-selling platforms and higher heavy-duty truck volumes.

     o North American aftermarket revenue was $144 million, a 7 percent increase versus $136 million in second quarter 2003. An 11 percent improvement in ride control sales drove the increase and offset a 3 percent decline in exhaust sales.
     o EBIT for North American operations was $50 million, flat with second quarter 2003. Excluding the items below, EBIT increased 6 percent, driven by manufacturing efficiencies and cost savings.
     o Second quarter 2004 EBIT results include $1 million in restructuring costs, $2 million for an aftermarket customer changeover costs, and $1 million associated with stock price indexed consulting fees.

EUROPE

     o European original equipment revenue was $343 million in the quarter, a 20 percent increase over second quarter 2003 revenue of $286 million. Excluding $18 million in favorable currency, revenue was up 14 percent compared with one year ago. The launch of new ride control platforms and higher exhaust volumes drove the increase.
     o European aftermarket revenue was $103 million, flat with second quarter 2003. Excluding the impact of favorable currency, revenue was $99 million. The decrease was due to lower sales in both product lines.
     o European EBIT was $14 million, including $1 million in favorable currency, compared with second quarter 2003 EBIT of $11 million. Excluding the items below, EBIT increased 55 percent to $18 million, versus $12 million one year ago. The improvement was driven by OE volume increases, manufacturing efficiencies and lower overhead costs.
     o Second quarter 2004 EBIT results include $4 million in restructuring related expenses. Second quarter 2003 EBIT results include $1 million in restructuring related expenses.

REST OF WORLD

     o Revenue from Asian operations increased 47 percent to $58 million from $40 million in second quarter 2003, primarily driven by a 58 percent increase in China OE revenues.
     o Revenue from South America operations was $36 million, a 22 percent increase versus $29 million in second quarter 2003. The increase was the result of higher OE volumes and stronger aftermarket sales.
     o Australian operations generated revenue of $51 million, a 27 percent increase compared with $40 million a year earlier. Excluding the impact of $4 million in favorable currency, revenue increased 15 percent, due to higher OE volumes and stronger aftermarket sales.
     o Reported combined EBIT for Asia, South America and Australia was $12 million versus $7 million in second quarter 2003, primarily driven by higher OE volumes.

"Despite some market uncertainties, we are cautiously optimistic that our improving performance will continue over the second half of 2004 due to our geographical balance, strong position on top-selling vehicles globally, upcoming new platform launches and strong foothold in growing markets such as China and commercial vehicles," said Frissora. "Our intense focus on reducing discretionary spending, improving operational efficiency and leveraging our global supply chain management system should also help counter any changes in the marketplace."

Attachment 1 to this press release provides additional information on Tenneco Automotive's second quarter results:

Statement of Income - 3 months
Statement of Income - 6 months
Balance Sheet
Statements of Cash Flow

Attachment 2
Reconciliation of GAAP Net Income to EBITDA - 3 months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 months
Reconciliation of GAAP Net Income to EBITDA - 6 months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 6 months
Reconciliation of GAAP Revenues to Non-GAAP Revenue Measure - 3 months Reconciliation of GAAP Revenues to Non-GAAP Revenue Measure - 6 months

CONFERENCE CALL

The company will host a conference call on July 20, 2004 at 10:30 a.m. EDT. The dial-in number is 888-455-9642 (domestic) or 210-839-8504 (international). The passcode is Tenneco Auto. The call will be available on the financial section of the Tenneco Automotive web site at www.tenneco-automotive.com. A copy of the press release is available on the financial and news sections of the Tenneco Automotive web site. A recording of this call will be available one hour following completion of the call on July 20, 2004 through July 27, 2004. To access this recording, dial 800-297-0768 (domestic) or 402-220-3822 (international).

THE COMPANY

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "will," "should," "continue" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt; (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the overall highly competitive nature of the automotive parts industry, and the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers; (v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market; (xi) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where we operate and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2003. Further information can be found on the company's web site at www.tenneco-automotive.com.


                                      ###

                                                                    ATTACHMENT 1

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                   Unaudited
                                   ---------
                          THREE MONTHS ENDED JUNE 30,
                 (Millions except share and per share amounts)


                                                                   2004                         2003
                                                                  -------                   -----------
Net sales and operating revenues:                                 $ 1,114 (a)               $       998
                                                                  =======                   ===========

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)              874 (b)                       779 (e)
   Engineering, Research and Development                               19                            13
   Selling, General and Administrative                                100 (c)                        97
   Depreciation and Amortization of Other Intangibles                  44                            41
                                                                  -------                   -----------
          Total Costs and Expenses                                  1,037                           930
                                                                  =======                   ===========

Loss on sale of receivables                                            (1)                           (1)
                                                                  -------                   -----------
Total Other Income (Loss)                                              (1)                           (1)
                                                                  -------                   -----------

Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                       50 (a)(b)(c)                  49
   Europe                                                              14 (b)                        11 (e)
   Other                                                               12                             7
                                                                  -------                   -----------
                                                                       76                            67
Less:
   Interest expense (net of
     interest capitalized)                                             34                            38 (f)
   Income tax expense (benefit)                                        10 (d)                         3 (g)
   Minority interest                                                    2                             2
                                                                  -------                   -----------
Net income                                                        $    30                   $        24
                                                                  =======                   ===========

Average common shares outstanding:
   Basic                                                             41.5                          40.4
                                                                  =======                   ===========
   Diluted                                                           44.2                          41.3
                                                                  =======                   ===========

Earnings per share of common stock:
   Basic                                                          $  0.73                   $      0.59
                                                                  =======                   ===========
   Diluted                                                        $  0.69                   $      0.58
                                                                  =======                   ===========


(a) Includes continuing changeover costs for a new aftermarket customer acquired in the first quarter of $2 million pre-tax, $1 million after-tax or $0.02 per share. The entire cost is recorded in Sales. Geographically all of the charge is recorded in North America.

(b) Includes restructuring and restructuring related charges of $5 million pre-tax, $3 million after tax or $0.07 per share. The entire charge is recorded in cost of sales. Geographically, $1 million is recorded in North America and $4 million in Europe.

(c) Includes consulting fees indexed to stock price of $1 million pre-tax, $1 million after-tax or $0.01 per share. The entire charge is recorded in SG&A. Geographically the entire charge is recorded in North America.

(d) Includes a $4 million or $0.09 per share tax benefit related to the resolution of outstanding tax issues.

(e) Includes restructuring and restructuring related charges of $1 million pre-tax, $1 million after-tax or $0.03 per share. The entire charge is recorded in cost of sales. Geographically all of the charge is recorded in Europe.

(f) Includes a pre-tax expense of $5 million, $3 million after-tax or $0.07 per share related to debt issuance costs that were deferred on the senior debt we paid down with the proceeds of the June 2003 $350 million bond offering.

(g) Includes an $8 million or $0.19 per share tax benefit related to the resolution of outstanding tax issues.

                                                                    ATTACHMENT 1


              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                                    ---------
                            SIX MONTHS ENDED JUNE 30,
                  (Millions except share and per share amounts)


                                                                 2004                      2003
                                                                -------                  -------

Net sales and operating revenues:                                $ 2,148 (a)             $ 1,919
                                                                 =======                 =======

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)           1,704 (b)               1,522  (e)
   Engineering, Research and Development                              36                      32
   Selling, General and Administrative                               209 (a)(b)(c)           185
   Depreciation and Amortization of Other Intangibles                 89                      80
                                                                 -------                 -------
          Total Costs and Expenses                                 2,038                   1,819
                                                                 =======                 =======

Loss on sale of receivables                                           (1)                     (1)
Other Income (Loss)                                                    -                      (1)
                                                                 -------                 -------
Total Other Income (Loss)                                             (1)                     (2)
                                                                 -------                 -------

Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                      80 (a)(b)(c)            77  (e)
   Europe                                                             11 (b)(c)               10  (e)
   Other                                                              18 (c)                  11
                                                                 -------                 -------
                                                                     109                      98
Less:
   Interest expense (net of
     interest capitalized)                                            69                      69  (f)
   Income tax expense (benefit)                                        9 (d)                   1  (g)
   Minority interest                                                   3                       3
                                                                 -------                 -------
Net income                                                       $    28                 $    25
                                                                 =======                 =======

Average common shares outstanding:
   Basic                                                            41.1                    40.2
                                                                 =======                 =======
   Diluted                                                          43.8                    41.1
                                                                 =======                 =======

Earnings per share of common stock:
   Basic                                                         $  0.69                 $  0.61
                                                                 =======                 =======
   Diluted                                                       $  0.65                 $  0.60
                                                                 =======                 =======



(a) Includes changeover costs for a new aftermarket customer acquired in the first quarter of $8 million pre-tax, $5 million after-tax or $0.11 per share. Of the adjustment $6 million is recorded in Sales and $2 million is recorded in SG&A. Geographically all of the charge is recorded in North America.

(b) Includes restructuring and restructuring related charges of $10 million pre-tax, $6 million after tax or $0.14 per share. Of the adjustment $2 million is recorded in SG&A and the remaining $8 million is in cost of sales. Geographically, $3 million is recorded in North America and $7 million in Europe.

(c) Includes consulting fees indexed to stock price of $4 million pre-tax, $3 million after-tax or $0.06 per share. The entire charge is recorded in SG&A. Geographically $2 million of the charge is recorded in North America, $1 million in Europe and $1 million in Other.

(d) Includes a $5 million or $0.11 per share tax benefit related to the resolution of outstanding tax issues.

(e) Includes restructuring and restructuring related charges of $6 million pre-tax, $3 million after-tax or $0.09 per share. The entire charge is recorded in cost of sales. Geographically, $3 million is recorded in North America and $3 million in Europe.

(f) Includes a pre-tax expense of $5 million, $3 million after-tax or $0.07 per share related to debt issuance costs that were deferred on the senior debt we paid down with the proceeds of the June 2003 $350 million bond offering.

(g) Includes an $11 million or $0.26 per share tax benefit related to the resolution of outstanding tax issues.

                                                                    ATTACHMENT 1

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                  BALANCE SHEET
                                   (Unaudited)
                                   (Millions)

                                                       June 30, 2004         December 31, 2003
                                                       -------------         -----------------
Assets

        Cash and Cash Equivalents                          $  166               $  145

        Receivables, Net                                      550                  442

        Inventories                                           352                  343

        Other Current Assets                                  202                  175

        Investments and Other Assets                          594                  579

        Plant, Property, and Equipment, Net                 1,059                1,111
                                                           ------               ------

        Total Assets                                       $2,923               $2,795
                                                           ======               ======



Liabilities and Shareholders' Equity

        Short-Term Debt                                    $   20               $   20

        Accounts Payable                                      669                  621

        Accrued Taxes                                          30                   19

        Accrued Interest                                       39                   42

        Other Current Liabilities                             239                  191

        Long-Term Debt                                      1,399                1,410

        Deferred Income Taxes                                 124                  119

        Deferred Credits and Other Liabilities                307                  292

        Minority Interest                                      23                   23

        Total Shareholders' Equity                             73                   58
                                                           ------               ------

        Total Liabilities and Shareholders' Equity         $2,923               $2,795
                                                           ======               ======

                                                                    ATTACHMENT 1

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               2004        2003
                                                              ------     -------
Operating activities:
  Net income                                                  $  28      $  25
  Adjustments to reconcile income
   to net cash provided by operating activities -
    Depreciation and amortization                                89         80
    Deferred income taxes                                        (5)       (10)
    Changes in components of working capital -
      (Inc.)/dec. in receivables                               (113)       (87)
      (Inc.)/dec. in inventories                                (16)        24
      (Inc.)/dec. in prepayments and other current assets       (27)        (1)
      Inc./(dec.) in payables                                    60         30
      Inc./(dec.) in taxes accrued                               13        (19)
      Inc./(dec.) in interest accrued                            (2)        (5)
      Inc./(dec.) in other current liabilities                   24        (19)
    Other                                                         8         10
                                                              -----      -----
Net cash provided by operating activities                        59         28

Investing activities:
  Net proceeds from sale of assets                               11          3
  Expenditures for plant, property & equipment                  (54)       (54)
  Investments and other                                          (2)        (2)
                                                              -----      -----
Net cash used by investing activities                           (45)       (53)
                                                              -----      -----

Net cash provided (used) before financing activities             14        (25)

Financing activities:
  Issuance of common shares                                       4          -
  Proceeds from capital contributions                             -          1
  Issuance of long-term debt                                      -        350
  Debt issuance costs on long-term debt                           -        (12)
  Retirement of long-term debt                                   (4)      (276)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                   1        (25)
  Other                                                           2         (1)
                                                              -----      -----
Net cash provided by financing activities                         3         37
                                                              -----      -----

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                       4         (8)
                                                              -----      -----

Inc./(dec.) in cash and temporary cash investments               21          4
Cash and temporary cash investments, January 1                  145         54
                                                              -----      -----
Cash and temporary cash investments, June 30                  $ 166      $  58
                                                              =====      =====

Cash paid during the period for interest                      $  74      $  67
Cash paid during the period for income taxes                  $   7      $  30

                                                                   ATTACHMENT 2

                               TENNECO AUTOMOTIVE
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited
                                    ---------


                                                                                                           Q2 2004
                                                                                          ---------------------------------------
                                                                                           North               Rest of
                                                                                          America    Europe     World      Total
                                                                                          --------   ------    -------    -------
Net income                                                                                $     -    $    -    $     -    $    30

Minority interest                                                                               -         -          -          2

Income tax expense (benefit)                                                                    -         -          -         10

Interest expense (net of interest capitalized)                                                  -         -          -         34
                                                                                                                          -------

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)        50        14         12         76

Depreciation and amortization of other intangibles                                             24        16          4         44
                                                                                          -------    ------    -------    -------

Total EBITDA(2)                                                                           $    74    $   30    $    16    $   120
                                                                                          =======    ======    =======    =======



                                                                                                           Q2 2003
                                                                                          ---------------------------------------
                                                                                           North               Rest of
                                                                                          America    Europe     World      Total
                                                                                          -------    ------    -------    -------
Net income                                                                                $     -    $    -    $     -    $    24

Minority interest                                                                               -         -          -          2

Income tax expense (benefit)                                                                    -         -          -          3

Interest expense (net of interest capitalized)                                                  -         -          -         38
                                                                                                                          -------

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)        49        11          7         67

Depreciation and amortization                                                                  24        14          3         41
                                                                                          -------    ------    -------    -------

Total EBITDA                                                                              $    73    $   25    $    10    $   108
                                                                                          =======    ======    =======    =======



(1) Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                   ATTACHMENT 2

                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited
                                    ---------

                                                                   Q2 2004                                  Q2 2003
                                                    --------------------------------------  ----------------------------------------
                                                    EBITDA(3)  EBIT  Net Income  Per Share  EBITDA(3)  EBIT    Net Income  Per Share
                                                    --------- -----  ----------  ---------  ---------  ----    ----------  ---------
Earnings Measures                                     $ 120    $ 76      $ 30      $ 0.69     $ 108    $ 67        $ 24     $ 0.58

Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related expenses       5       5         3        0.07         1       1           1       0.03
   New Aftermarket customer changeover costs              2       2         1        0.02         -       -           -          -
   Consulting fees indexed to stock price                 1       1         1        0.01         -       -           -          -
   Tax adjustments                                        -       -        (4)      (0.09)        -       -          (8)     (0.19)
   Debt issuance cost write off                           -       -         -           -         -       -           3       0.07
                                                      -----    ----      ----      ------     -----    ----        ----     ------
Non-GAAP earnings measures                            $ 128    $ 84      $ 31      $ 0.70     $ 109    $ 68        $ 20     $ 0.49
                                                      =====    ====      ====      ======     =====    ====        ====     ======


                                                                                                           Q2 2004
                                                                                            --------------------------------------
                                                                                             North              Rest of
                                                                                            America   Europe     World       Total
                                                                                            -------   ------    -------     ------
EBIT                                                                                          $  50    $ 14        $ 12     $   76
   Restructuring and restructuring related expenses                                               1       4           -          5
   New Aftermarket customer changeover costs                                                      2       -           -          2
   Consulting fees indexed to stock price                                                         1       -          -           1
                                                                                              -----    ----        ----     ------
Adjusted EBIT                                                                                 $  54    $ 18        $ 12     $   84
                                                                                              =====    ====        ====     ======

                                                                                                           Q2 2003
                                                                                            --------------------------------------
                                                                                             North              Rest of
                                                                                            America   Europe     World       Total
                                                                                            -------   ------    -------     ------

EBIT                                                                                          $  49    $ 11        $  7     $   67
   Restructuring and restructuring related expenses                                               -       1           -          1
                                                                                              -----    ----        ----     ------
Adjusted EBIT                                                                                 $  49    $ 12        $  7     $   68
                                                                                              =====    ====        ====     ======


(1) Generally Accepted Accounting Principles

(2) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP earnings measures in order to reflect the results for the second quarters of 2004 and 2003 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2


                               TENNECO AUTOMOTIVE
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                   Unaudited
                                   ---------

                                                                                                          YTD 2004
                                                                                           --------------------------------------
                                                                                            North                Rest of
                                                                                           America    Europe      World     Total
                                                                                           -------    ------     -------    -----
Net income                                                                                  $  -       $  -        $  -      $ 28

Minority interest                                                                              -          -           -         3

Income tax expense (benefit)                                                                   -          -           -         9

Interest expense (net of interest capitalized)                                                 -          -           -        69
                                                                                                                             ----

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)       80         11          18       109

Depreciation and amortization of other intangibles                                            48         33           8        89
                                                                                            ----       ----        ----      ----

Total EBITDA(2)                                                                             $128       $ 44        $ 26      $198
                                                                                            ====       ====        ====      ====


                                                                                                           YTD 2003
                                                                                           --------------------------------------
                                                                                            North                Rest of
                                                                                           America    Europe      World     Total
                                                                                           -------    ------     -------    -----
Net income                                                                                   $ -      $ -         $ -        $ 25

Minority interest                                                                              -        -           -           3

Income tax expense (benefit)                                                                   -        -           -           1

Interest expense (net of interest capitalized)                                                 -        -           -          69
                                                                                                                             ----

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)       77       10          11          98

Depreciation and amortization                                                                 46       28           6          80
                                                                                            ----     ----        ----        ----

Total EBITDA                                                                                $123     $ 38        $ 17        $178
                                                                                            ====     ====        ====        ====


(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited
                                    ---------



                                                                    YTD 2004                             YTD 2003
                                                     --------------------------------------  ---------------------------------------
                                                     EBITDA(3)  EBIT  Net Income  Per Share  EBITDA(3)  EBIT   Net Income  Per Share
                                                     ---------  ----  ----------  ---------  ---------  ----   ----------  ---------
Earnings Measures                                       $198    $109     $ 28       $0.65      $178     $ 98       $ 25      $0.60

Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related expenses       10      10        6        0.14         6        6          3       0.09
   New Aftermarket customer changeover costs               8       8        5        0.11         -        -          -          -
   Consulting fees indexed to stock price                  4       4        3        0.06         -        -          -          -
   Tax adjustments                                         -       -       (5)      (0.11)        -        -        (11)     (0.26)
   Debt issuance cost write off                            -       -        -           -         -        -          3       0.07
                                                        ----    ----     ----       -----      ----     ----       ----      -----
Non-GAAP earnings measures                              $220    $131     $ 37       $0.85      $184     $104       $ 20      $0.50
                                                        ====    ====     ====       =====      ====     ====       ====      =====


                                                                                                           YTD 2004
                                                                                           ---------------------------------------
                                                                                             North               Rest of
                                                                                            America    Europe     World     Total
                                                                                           --------    ------    -------    ------
EBIT                                                                                           $ 80     $ 11       $ 18      $ 109
   Restructuring and restructuring related expenses                                               3        7          -         10
   New Aftermarket customer changeover costs                                                      8        -          -          8
   Consulting fees indexed to stock price                                                         2        1          1          4
                                                                                               ----     ----       ----      -----
Adjusted EBIT                                                                                  $ 93     $ 19       $ 19      $ 131
                                                                                               ====     ====       ====      =====


                                                                                                           YTD 2003
                                                                                           ---------------------------------------
                                                                                             North               Rest of
                                                                                            America    Europe     World     Total
                                                                                            -------    ------    ------     -----
EBIT                                                                                           $ 77     $ 10       $ 11      $  98
   Restructuring and restructuring related expenses                                               3        3          -          6
                                                                                               ----     ----       ----      -----
Adjusted EBIT                                                                                  $ 80     $ 13       $ 11      $ 104
                                                                                               ====     ====       ====      =====


(1) Generally Accepted Accounting Principles

(2) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP earnings measures in order to reflect the results for the six months of 2004 and 2003 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's final particular period.

(3)See Reconciliation of GAAP Net Income to EBITDA on previous page. EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly tilted measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP REVENUES TO NON-GAAP REVENUE MEASURE
                                    Unaudited
                                    ---------

                                                                                        Q2 2004
                                                    --------------------------------------------------------------------------------
                                                                                                   Pass-through         Revenues
                                                                                                      Sales             Excluding
                                                                                     Revenues       Excluding           Currency
                                                                   Currency         Excluding        Currency       and Pass-through
                                                    Revenues        Impact           Currency         Impact              Sales
                                                    --------       --------         ---------      ------------     ----------------
North America Aftermarket
    Ride Control                                    $  100          $    -            $  100           $    -              $  100
    Exhaust                                             44               -                44                -                  44
                                                    ------          ------            ------           ------              ------
    Total North America Aftermarket                    144               -               144                -                 144

North America Original Equipment
    Ride Control                                       120               -               120                -                 120
    Exhaust                                            259               1               258               84                 174
                                                    ------          ------            ------           ------              ------
    Total North America Original Equipment             379               1               378               84                 294
Total North America                                    523               1               522               84                 438

Europe Aftermarket
    Ride Control                                        51               2                49                -                  49
    Exhaust                                             52               2                50                -                  50
                                                    ------          ------            ------           ------              ------
    Total Europe Aftermarket                           103               4                99                -                  99

Europe Original Equipment
    Ride Control                                        91               4                87                -                  87
    Exhaust                                            252              14               238               81                 157
                                                    ------          ------            ------           ------              ------
    Total Europe Original Equipment                    343              18               325               81                 244

Total Europe                                           446              22               424               81                 343

Asia                                                    58               1                57               20                  37

South America                                           36              (1)               37                3                  34

Australia                                               51               4                47                4                  43
                                                    ------          ------            ------           ------              ------

Total Rest of World                                    145               4               141               27                 114

Total Tenneco Automotive                            $1,114          $   27            $1,087           $  192              $  895
                                                    ======          ======            ======           ======              ======


                                                                                        Q2 2003
                                                    --------------------------------------------------------------------------------
                                                                                                    Pass-through         Revenues
                                                                                                      Sales             Excluding
                                                                                     Revenues       Excluding           Currency
                                                                   Currency         Excluding        Currency       and Pass-through
                                                    Revenues        Impact           Currency         Impact              Sales
                                                    --------       --------         ---------      ------------     ----------------
North America Aftermarket
    Ride Control                                      $  90           $  -              $  90         $   -              $  90
    Exhaust                                              46              -                 46             -                 46
                                                      -----            ---              -----         -----              -----
    Total North America Aftermarket                     136              -                136             -                136

North America Original Equipment
    Ride Control                                        118              -                118             -                118
    Exhaust                                             247              -                247            75                172
                                                      -----            ---              -----         -----              -----
    Total North America Original Equipment              365              -                365            75                290

Total North America                                     501              -                501            75                426

Europe Aftermarket
    Ride Control                                         53              -                 53             -                 53
    Exhaust                                              49              -                 49             -                 49
                                                      -----            ---              -----         -----              -----
    Total Europe Aftermarket                            102              -                102             -                102
Europe Original Equipment
    Ride Control                                         64              -                 64             -                 64
    Exhaust                                             222              -                222            73                149
                                                      -----            ---              -----         -----              -----
    Total Europe Original Equipment                     286              -                286            73                213

Total Europe                                            388              -                388            73                315

Asia                                                     40              -                 40            14                 26

South America                                            29              -                 29             3                 26

Australia                                                40              -                 40             4                 36
                                                      -----            ---              -----         -----              -----

Total Rest of World                                     109              -                109            21                 88

Total Tenneco Automotive                              $ 998            $ -              $ 998         $ 169              $ 829
                                                      =====            ===              =====         =====              =====


Tenneco Automotive presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, pass-through catalytic converter sales include precious metals pricing, which may be volatile. While Tenneco Automotive's original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding pass-through catalytic converter sales removes this impact. Tenneco Automotive uses this information to analyze the trend in revenues before these factors. Tenneco Automotive believes investors find this information useful in understanding period to period comparisons in the company's revenues.

                                                                    ATTACHMENT 2

                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP REVENUES TO NON-GAAP REVENUE MEASURE
                                    Unaudited
                                    ---------

                                                                           Six Months Ended June 30, 2004
                                                   -----------------------------------------------------------------------------
                                                                                              Pass-through         Revenues
                                                                                                 Sales            Excluding
                                                                                 Revenues      Excluding           Currency
                                                                  Currency       Excluding      Currency       and Pass-through
                                                   Revenues        Impact        Currency        Impact             Sales
                                                   --------       --------      ----------     -----------     ----------------
North America Aftermarket
    Ride Control                                   $   185           $  -        $   185           $  -            $   185
    Exhaust                                             81              -             81              -                 81
                                                   -------           ----        -------           -----           -------
    Total North America Aftermarket                    266              -            266              -                266

North America Original Equipment
    Ride Control                                       238              -            238              -                238
    Exhaust                                            522              6            516             172               344
                                                   -------           ----        -------           -----           -------
    Total North America Original Equipment             760              6            754             172               582

Total North America                                  1,026              6          1,020             172               848
Europe Aftermarket
    Ride Control                                        89              6             83               -                83
    Exhaust                                             94              8             86               -                86
                                                   -------           ----        -------           -----           -------
    Total Europe Aftermarket                           183             14            169               -               169

Europe Original Equipment
    Ride Control                                       176             14            162               -               162
    Exhaust                                            495             35            460             158               302
                                                   -------           ----        -------           -----           -------
    Total Europe Original Equipment                    671             49            622             158               464

Total Europe                                           854             63            791             158               633

Asia                                                    97              1             96              33                63

South America                                           71              3             68               7                61

Australia                                              100             16             84               8                76
                                                   -------           ----        -------           -----           -------

Total Rest of World                                    268             20            248              48               200

Total Tenneco Automotive                           $ 2,148           $ 89        $ 2,059           $ 378           $ 1,681
                                                   =======           ====        =======           =====           =======

                                                                           Six Months Ended June 30, 2003
                                                   -----------------------------------------------------------------------------
                                                                                              Pass-through         Revenues
                                                                                                  Sales           Excluding
                                                                                 Revenues       Excluding          Currency
                                                                  Currency       Excluding      Currency       and Pass-through
                                                   Revenues        Impact        Currency        Impact             Sales
                                                   --------       --------      ----------     -----------     ----------------
North America Aftermarket
    Ride Control                                   $   162           $  -        $   162           $   -           $   162
    Exhaust                                             82              -             82               -                82
                                                   -------           ----        -------           -----            ------
    Total North America Aftermarket                    244              -            244               -               244

North America Original Equipment
    Ride Control                                       234              -            234               -               234
    Exhaust                                            504              -            504             162               342
                                                   -------           ----        -------           -----             -----
    Total North America Original Equipment             738              -            738             162               576

Total North America                                    982              -            982             162               820

Europe Aftermarket
    Ride Control                                        88              -             88               -                88
    Exhaust                                             90              -             90               -                90
                                                   -------           ----        -------           -----            ------
    Total Europe Aftermarket                           178              -            178               -               178

Europe Original Equipment
    Ride Control                                       121              -            121               -               121
    Exhaust                                            434              -            434             147               287
                                                   -------           ----        -------           -----             -----
    Total Europe Original Equipment                    555              -            555             147               408

Total Europe                                           733              -            733             147               586

Asia                                                    76              -             76              27                49

South America                                           55              -             55               5                50

Australia                                               73              -             73               7                66
                                                   -------           ----        -------           -----             -----

Total Rest of World                                    204              -            204              39               165

Total Tenneco Automotive                           $ 1,919           $  -        $ 1,919           $ 348           $ 1,571
                                                   =======           ====         =======           =====           =======


Tenneco Automotive presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, pass-through catalytic converter sales include precious metals pricing, which may be volatile. While Tenneco Automotive's original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding pass-through catalytic converter sales removes this impact. Tenneco Automotive uses this information to analyze the trend in revenues before these factors. Tenneco Automotive believes investors find this information useful in understanding period to period comparisons in the company's revenues.